Exhibit 6.20

AMENDMENT

TO THE LIFE INSURANCE ENDORSEMENT METHOD SPLIT

DOLLAR PLAN AGREEMENT FOR THOMAS L. KIME

THIS AMENDMENT, made and entered into this 20th day of Jan, 2009, by and between The Lyons National Bank, a bank organized and existing under the laws of the United States of America (hereinafter referred to as the “Bank”), and Thomas L. Kime, an Executive of the Bank (hereinafter referred to as the “Executive”), shall effectively amend the Lyons National Bank Life Insurance Endorsement Method Split Dollar Plan Agreement dated December 27, 2007 (hereinafter referred to as the “Agreement”) as specifically set forth herein. Pursuant to Section XVI of the Agreement, the Bank and the Executive hereby adopt the following amendment:

1.)	Paragraph VI, “Division of Death Proceeds,” Subparagraph (B), shall be deleted in its entirety and intentionally left blank.

2.)	Paragraph VI, “Division of Death Proceeds,” Subparagraph (C), shall be amended to delete the words “for reasons other than retirement or disability” in their entirety.

This Amendment shall be effective the 2nd day of February, 2007. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

THE LYONS NATIONAL BANK
Lynos, New York

By:	/s/ Robert A. Schick
(Bank Officer other than Insured)

Title:	President/CEO

EXECUTIVE

/s/ Thomas L. Kime
Thomas L. Kime

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